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                                                                      EX99.23(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seligman Frontier Fund, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 38 to Registration Statement No. 2-92487 on Form N-1A of our report dated December 23, 2004, relating to the financial statements of Seligman Frontier Fund, Inc., appearing in the Annual Report to Shareholders of Seligman Frontier Fund, Inc. for the year ended October 31, 2004, which is incorporated by reference in the Statement of Additional Information, which is incorporated by reference in the Prospectuses, which are parts of such Registration Statement, and to the references to us under the captions "General Information - Independent Registered Public Accounting Firm" in the Statement of Additional Information and "Financial Highlights" in the Prospectuses.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

New York, New York
February 22, 2005